Filed pursuant to Rule 433(d)
Registration No. 333-148662 Dated July 14, 2008
FINAL TERM SHEET

Issuer:	PacifiCorp

Ratings*:	2018 Bonds: A3 / A- / A- 2038 Bonds: A3 / A- / A-

Security Type:	First Mortgage Bonds due 2018 First Mortgage Bonds due 2038

Legal Format:	SEC Registered

Principal Amount:	2038 Bonds: $300,000,000 2018 Bonds: $500,000,000

Coupon:	2038 Bonds: 6.350% 2018 Bonds: 5.650%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2009

Trade Date:	July 14, 2008

Settlement Date:	July 17, 2008 (T + 3)

Maturity:	2018 Bonds: July 15, 2018 2038 Bonds: July 15, 2038

Treasury Benchmark:	2018 Bonds: 3.875% May, 15, 2018 2038 Bonds: 5.000% May, 15, 2037

US Treasury Spot:	2018 Bonds: 100 2038 Bonds: 108-16

US Treasury Yield:	2018 Bonds: 3.874% 2038 Bonds: 4.472%

Spread to Treasury:	2018 Bonds: +180 basis points 2038 Bonds: +192 basis points

Re-offer Yield:	2018 Bonds: 5.674% 2038 Bonds: 6.392%

Price to Public (Issue Price):	2018 Bonds: 99.819% of principal amount 2038 Bonds: 99.443% of principal amount

Optional Redemption:	2018 Bonds: Make-Whole Call at T+30 basis points 2038 Bonds: Make-Whole Call at T+30 basis points

Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof

Joint Bookrunners:	Lehman Brothers Inc. Greenwich Capital Markets, Inc. J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC

Co-Managers:	Scotia Capital (USA) Inc.
Barclays Capital Inc.
BNP Paribas Securities Corp.
Goldman, Sachs & Co.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Piper Jaffray & Co.
SunTrust Robinson Humphrey, Inc.
Wedbush Morgan Securities Inc.
Wells Fargo Securities, LLC

CUSIP:	2018 Bonds: 695114 CH9 2038 Bonds: 695114 CJ5

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. at 1-888-603-5847, Greenwich Capital Markets, Inc. at 1-866-884-2071, J.P. Morgan Securities Inc. at 212-834-4533 (call collect), or Wachovia Capital Markets, LLC at 1-800-326-5897.